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                                                                   EXHIBIT 11.01

                   INTERNATIONAL MANUFACTURING SERVICES, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                           THREE MONTHS ENDED
                                                        YEAR ENDED     -----------------------------
                                                      APRIL 30, 1997   JULY 31, 1996   JULY 31, 1997
                                                      --------------   -------------   -------------
Weighted average common shares outstanding ..........      7,328            7,328           7,328
Weighted average common equivalent shares from
  convertible preferred stock calculated using
  the "if converted" method .........................      6,000            6,000           6,000
Weighted average common equivalent shares from
  stock options calculated using the treasury stock
  method(1) .........................................      2,780            2,780           2,780
                                                         -------          -------         -------
Shares used to compute net income (loss) per
  share .............................................     16,108           16,108          16,108
                                                         =======          =======         =======
Net income (loss) ...................................    $  (599)         $(4,328)        $ 2,081
                                                         =======          =======         =======
Net income (loss) per share..........................    $ (0.04)         $ (0.27)        $  0.13
                                                         =======          =======         =======

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(1) Pursuant to a Securities and Exchange Commission Staff Accounting Bulletin,
    stock options issued in conjunction with and subsequent to the Recapitalization have been included in the computation as if they were outstanding for all periods presented.